Exhibit 10.1

Rochester Medical Corporation
Fiscal 2007 Executive Compensation Plan

(adopted by the Compensation Committee of the Board of Directors on November 16, 2006)

MANAGEMENT INCENTIVE PLAN (BONUS)

Eligibility

•	All Executive Officers and Director level management personnel will be eligible to participate.

•	Recommended participation rates have been set by the President, and are based upon the respective position level and function of each executive. In all cases, participation rates are well within competitive incentive compensation ranges.

•	Participation rates for incentive bonuses are expressed as a percentage of base salary.

Fiscal 2007

	Bonus Participation			Weighted Performance Criteria
	(% of Base Salary)
		Target	Maximum
Participant	Minimum Payout	Payout	Payout	Sales	Operating Income
Conway, Anthony	0%	40%	60%	50%	50%
Jonas, David	0%	35%	52.5%	50%	50%
Sholtis, Martyn	0%	35%	52.5%	75%	25%
Conway, Philip	0%	35%	52.5%	50%	50%
Horner, Dara Lynn	0%	35%	52.5%	75%	25%

•	The sales and operating income performance targets shall be set and approved annually by the Compensation Committee. Bonus weighting criteria is based on fiscal 2007 base plan without taking into account Premier-GPO based acute sales or affiliated spending. The President will recommend any bonus-related changes regarding the Company’s launch into the acute care market pursuant to the Premier-GPO contract.

Bonus Calculation and Payout

The President will evaluate actual results from the respective areas of responsibility for each executive against financial targets. This evaluation will result in a recommended payout level as a percentage of the annual incentive target. Performance levels and recommended payouts will be reviewed and approved by the Compensation Committee prior to disbursement.